July 25, 2016
Mr. E. Hunter Harrison
Chief Executive Officer
Canadian Pacific
Hunter:
As you know, you and Canadian Pacific Railway Limited ("the Company") are currently parties to an employment agreement dated June 28, 2012, as amended on May 5, 2014 (the "Employment Agreement"). You have advised us that you intend to retire as CEO at the end of your term under the Employment Agreement on June 30, 2017. The Company values your experience and contributions and the purpose of this consulting agreement is to set out the terms on which you and the Company have agreed that, conditional on you remaining an employee in good standing until your retirement on June 30, 2017, you will provide consulting services commencing July 3, 2017 (the "Effective Date").

1.	Services
You agree to provide the consulting services described in Appendix "A" (the "Services").

2.	Term
This Agreement will be effective for a period of thirty six (36) months commencing from the Effective Date to July 2, 2020 (the "End Date") and is subject to earlier termination of the provision of the Services in accordance with Section 11, below.

3.	Fees for Services
The Company shall pay you for the provision of the Services a fee at the rate of US$83,333.34 per month, plus any applicable services taxes. Such fees are payable in arrears within 10 business days of the Company's receipt of a monthly invoice from you to the Company.

4.	Expenses
The Company shall reimburse you for all out-of-pocket business expenses reasonably, actually and properly incurred in the performance of the Services in accordance with this Agreement which are not otherwise covered by the fee for services.

5.	Independent Contractor

(a)
In the performance of this Agreement, you will at all times act in your own capacity and right as an independent contractor. The Company will not be required to make any employment related withholdings and remittances for income tax (or other statutory deductions or levies) in respect of any remuneration payable by the Company to you pursuant to this Agreement. However, the Company will make any withholdings in respect of each payment made for any of the Services which you perform in Canada that the Company is required to make in order to comply with applicable tax laws. You will be solely responsible for making all contributions, premium payments and income tax remittances in conformity with any applicable statutory requirements on your own behalf, except as otherwise provided for in this section 5(a).

(b)
Your employment shall cease on June 30, 2017 and during the term of this Agreement and you shall not be entitled to receive from the Company any employee benefits whatsoever. You agree that you are not entitled to the rights and benefits afforded to the Company's employees, including but not limited to participation in any of the Company's group insurance plans, use of the corporate jet, tax equalization, car allowance, housing allowance or vacation pay. You expressly acknowledge that the Company shall not, under any circumstances, be required to provide any notice or compensation in lieu of notice of termination of the Services beyond that provided for under Section 11, below.

6.	Pension and Retiree Benefits
Notwithstanding Section 5 above, nothing herein affects your right to receive: (a) your pension benefits in accordance with the terms and conditions of the Employment Agreement or (b) retiree medical benefits in accordance with the terms and conditions of the Employment Agreement.

7.	Outstanding Company Equity Awards
Notwithstanding Section 5 above, nothing herein affects your rights with respect to your equity awards which shall continue to be governed in accordance with the terms and conditions of your Employment Agreement, the applicable grant agreements and the applicable plan terms. However, for greater certainty, you are not eligible in your capacity as a consultant for any additional or new equity awards.

8.	Non-Disclosure of Confidential Information

(a)
You acknowledge that, as a result of the provision of the Services to the Company, you have and will be making use of, acquiring, and/or adding to the Company's Confidential Information (as defined below). Except as required in the performance of the Services under this Agreement and such disclosure is in accordance with applicable securities laws, you will not use or disclose to third parties, directly or indirectly, any Confidential Information, either during the provision of Services or anytime following cessation of the Services. Notwithstanding the foregoing, you will be permitted to disclose any Confidential Information to the extent required by validly issued legal process or court order, provided that you shall upon receipt of any such legal process or court order give the Company notice of same so that it may intervene or contest such legal process or court order as the Company deems appropriate.

(b)
As used herein, "Confidential Information" means all confidential and proprietary information of the Company, including any business plan, compilation, list, program, device, formula, pattern, method, technique or process, that relates to the business of the Company. For purposes of this Agreement, "Confidential Information" includes both information disclosed to you by the Company and information developed by you in the course of your provision of Services to the Company. The types and categories of information which the Company considers to be its Confidential Information include but are not limited to information concerning the Company's management, financial condition, financial operations, employee lists, customer lists (including potential customers and prospects), pricing information, sales activities, marketing activities, sales and marketing strategies, business plans and specified information that has been licensed or otherwise disclosed to the Company by third parties pursuant to license or confidential disclosure agreements.
The parties agree that as used herein, "Confidential Information" shall not include the following: (i) information that at the time of disclosure is in the public domain; or (ii) information that, after disclosure, becomes part of the public domain by publication or otherwise through no fault of your own.

9.	Property of the Company/Assignment of Developments
All documents, encoded media, and other tangible items provided to you by the Company, or prepared, generated or created by you or others in the performance of the Services under this Agreement are the property of the Company. Upon cessation of your Services, you will promptly deliver to the Company all such documents, media and other items in his possession, including all complete or partial copies, recordings, abstracts, notes or reproductions of any kind made from or about such documents, media, items or information contained therein. You will neither have nor claim any right, title or interest in any trademark, service mark or trade name owned or used by the Company.

10.	Non-solicitation of Clients/Covenants Against Competition

(a)
You acknowledge that by reason of the provision of Services and in view of the Confidential Information known or to be obtained by, or disclosed to you, as set forth above, and as a material inducement to the Company to enter into this Agreement, you covenant and agree during the term of your provision of Services to the Company and during the Covenant Period (as defined below), you will not, except as otherwise authorized by this Agreement, directly or indirectly, anywhere in North America, own, manage, engage in, operate, control, work for, consult with, render services for, do business with, maintain any interest in (proprietary, financial or otherwise) or participate in the ownership, management, operation or control of, any business, whether in corporate, proprietorship or partnership form or otherwise, engaged in the business of a Class 1 Railroad (the "Restricted Business") including but not limited to CN, provided, however, that the restrictions contained in this Agreement shall not restrict the acquisition by you, directly or indirectly, of less than 2% of the outstanding capital stock of any publicly traded company engaged in a Restricted Business or the acquisition of an interest in any company which purchases an interest in any entity in the Company.
As used herein, the "Covenant Period" shall mean the term of your provision of Services to the Company pursuant to this Agreement and period of twenty four (24) months following the cessation of your Services pursuant to this Agreement, regardless of the reason for such cessation.

(b)
You further covenant and agree that during the Covenant Period, you shall not, directly or indirectly: (i) cause, solicit, induce or encourage any employee of the Company to leave such employment or hire, employ or otherwise engage any such individual; or (ii) cause, induce or encourage any material actual or prospective client, customer, supplier or licensor of the Company (including any existing or former customer of the Company and any person or entity that becomes a client or customer of the Company after cessation of your Services) or any other person or entity who has a material business relationship with the Company, to terminate or modify any such actual or prospective relationship. As used in this Agreement, a "former customer" is a person or entity which has been a customer of the Company within the immediately preceding twenty four (24) month period from the date of solicitation, and a "prospective client or customer" is a person or entity to which the Company has submitted a proposal in writing to perform services within the immediately preceding twenty four (24) month period from the date of solicitation. For purposes of this Section 10(b), general newspaper and other media advertisements shall not be considered solicitation of Company employees.

(c)
You further covenant that you will not criticize, defame or disparage the Company and its subsidiary, successor, predecessor, affiliated, associated and related corporations and any and all of their past, present or future respective directors, officers, employees, shareholders and agents.

(d)
For greater certainty, the restrictive covenants in this Agreement are in addition and not in substitution for the restrictive covenants applicable to you pursuant to the terms and conditions of the Employment Agreement.

11.	Termination
You or the Company may terminate the provision of the Services hereunder at any time in the event of the failure of the other party to comply with any provisions of this Agreement. The other party must first be notified in writing and be given an opportunity to remedy the failure within 15 days of receiving the notice. If the failure is not remedied within this period, this Agreement and the performance of the Services hereunder will terminate immediately upon expiry of the 15th day and the Company shall have no obligation to pay you except for Services performed and valid expenses incurred prior to such termination.
You may terminate the provision of the Services hereunder at any time prior to the End Date for any reason upon the giving of 30 calendar days' written notice to the Company and in such case the Company shall have no obligation to pay you except for Services performed and valid expenses incurred prior to such termination.

12.	Entire Agreement
This Agreement constitutes the entire Agreement between the parties with respect to the subject matter of this Agreement and cancels and supersedes any prior understandings and agreements between the parties with respect thereto. There are no representations, warranties, forms, conditions, undertakings or collateral agreements, express or implied or statutory between the parties other than expressly set out in this Agreement.
No amendment to this Agreement shall be valid or binding unless in writing and duly executed by both parties. No waiver of any breach of any term or provision of this Agreement shall be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided in the written waiver, shall be limited to the specific breach waived.

13.	Severability
If any provision of this Agreement is determined to be invalid or unenforceable in full or in part, such invalidity or unenforceability shall attach only to such provision or part thereof and the remaining part of such provision and all other provisions of this Agreement shall continue in full force and effect.

14.	Governing Law
This Agreement shall be governed by and construed in accordance with the laws of the Province of Alberta and the laws of Canada applicable therein.

15.	Counterpart
The parties agree to execute this Agreement in counterpart and the separately executed versions shall be construed as one document.

Sincerely,

/s/ Andrew Reardon                    /s/ Isabelle Courville
Andrew Reardon                    Isabelle Courville
Chairman of the Board                MRCC Chair
Canadian Pacific Railway                Canadian Pacific Railway

I agree with the terms and conditions of this consulting agreement.

_/s/ E. Hunter Harrison_________             __July 25, 2016__
E. Hunter Harrison                         Date

__/s/ Cheryl Parks            ___            __July 25, 2016__
Witness                            Date

Appendix A - Services
The Services to be provided at the request of the Company’s management, will include,

•	analysis of operating economics on specific lanes of traffic;

•	analysis and advice regarding locomotive fleet sizing;

•	review of yard operations and staffing;

•	review of new, strategic opportunities selected by management;

•	recommendations with respect to new labor agreements relating to operating practices;

•	analysis and advise with respect to cost control opportunities and new customer contract pricing.